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Chase Corporation
3415 Vision Drive
Columbus OH 43219

Exhibit I

         Management's Assertion Concerning Compliance with USAP Minimum
                              Servicing Standards

March 5, 1999

As of and for the year ended December 31, 1998, Chase Manhattan Mortgage Corporation ("CMMC") and Chase Mortgage Company ("CMC") and their subsidiaries (collectively, the "Group") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As noted in our assertion dated March 26, 1998, certain CMMC's custodial accounts and related bank clearing accounts were not being consistently reconciled within 45 days. In addition, a significant number and dollar amount of reconciling items documented on the reconciliations were not being resolved within 90 days after identification. These instances of noncompliance have been remedied and procedural and operational enhancements have been implemented during 1998 and reconciliations since this time have been completed within the 45 day minimum standard with reconciling items being resolved within 90 days of identification.

As of and for this same period, the Group had in effect fidelity bond and errors
and  omissions   policy  in  the  amounts  of   $250,000,000   and   $25,000,000
respectively.


Thomas Jacob
Chief Executive Officer


Patrick Coon
Executive Vice President of Servicing

Chase Manhattan Mortgage Corporation

Page 2

Glenn Mouridy
Executive Vice President and Chief Financial Officer

Lucy Gambino
Vice President of Risk Management

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Chase Manhattan Mortgage Corporation
3415 Vision Drive
Columbus, OH 43219

September 15, 1998

Ms. Kimberly Wiggins
Contracts & Compliance Administrator
Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044

Dear Ms. Wiggins:

This letter is in response to your letter dated August 26, 1998, regarding the exception disclosed on the 1997 USAP Report.

Chase Manhattan Mortgage Corporation (CMMC) is pleased to report that all custodial accounts are reconciled current as of March 31,1998. Additionally, all clearing accounts are reconciled current as of April 30,1998.

CMMC has increased its management and staffing levels in the areas responsible for maintaining the custodial and clearing account. Management continues to diligently monitor alt the custodial and clearing accounts to ensure that all accounts are reconciled timely.

Should you have any questions regarding the information provided, please do not hesitate to contact me at (614) 422-7722.

Sincerely,

Lucy P. Gambino
Vice President
Risk Management Department

cc: N. Taylor